Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Among

Hostess Brands, Inc.,

Interstate Brands Corporation,

IBC Sales Corporation,

Flowers Foods, Inc.

and

FBC Georgia, LLC

Dated as of January 11, 2013

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of the date set forth on the signature page hereto, among the entity identified on the signature page hereto as “Parent”, the entity identified on the signature page as “Purchaser”, a wholly owned subsidiary of Parent, Hostess Brands, Inc. (the “Company”) and each of the Company’s subsidiaries listed on the signature page (together with the Company, each a “Seller” and, collectively, the “Sellers”).

RECITALS:

A. Sellers are debtors and debtors in possession under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on January 11, 2012 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), where the Sellers’ bankruptcy cases are jointly administered under Case No. 12-22052 (RDD) (collectively, the “Bankruptcy Case”).

B. Sellers are engaged in the business of manufacturing, marketing, selling and distributing bread and cake products.

C. Sellers’ businesses include the business of manufacturing, marketing, selling and distributing bread products under the Purchased Trademarks (the “Business”).

D. Subject to the terms and conditions set forth herein, Purchaser has agreed to purchase, and Sellers have agreed to sell, the Purchased Assets in accordance with sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, the parties hereby agree as follows:

I. DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, have the meanings specified in this Section 1.1 or in other Sections of this Agreement identified in Section 1.2:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Bidding Procedures Order” means an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit A that, among other things, approves the Escrow Agreement and the Break-Up Fee.

“Business Day” means any day of the year on which banking institutions in New York City are open to the public for conducting business.

“CBA” means any collective bargaining agreement applicable, or which was applicable, to one or more of the Employees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond, instrument, license (other than a Permit), lease, or purchase order), whether written or oral.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Purchased Contract, as determined by the Bankruptcy Court.

“Depots” means the Business’s depots, warehouses and other facilities located on the real property described in Schedule 1.1(a), including all facilities, improvements, fixtures and other appurtenances thereto and rights in respect thereof owned by Sellers, subject to Purchaser’s right to remove certain properties from Schedule 1.1(a) as provided in Section 2.7.

“Documents” means all files, documents, instruments, papers, books, records, reports, manuals, records, tapes, microfilms, hard drives, databases, compilations of information, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (including sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials in the possession or under the control of Sellers, in each case whether or not in electronic form.

“Employee Benefit Plans” means (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, (ii) all employment, consulting or other individual compensation Contracts, and (iii) all bonus or other incentive, equity or equity-based compensation, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical, life insurance, retiree healthcare, retiree life insurance, scholarship programs, plans or arrangements as to which any Seller contributes, has an obligation to contribute, or has any Liability, contingent or otherwise, with respect to the Employees.

“Employees” means all current and former employees of Seller Entities.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance or rule of common law in effect at the relevant date or for the relevant period in the ordinary course thereof and not in breach of this Agreement relating to the protection of human health and safety or the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §§ 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.) the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136, et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651, et seq.), and the regulations promulgated pursuant thereto.

“Environmental Liabilities and Obligations” means all Liabilities arising from any impairment or damage to the environment or failure to comply with Environmental Laws in connection with the prior or ongoing ownership or operation of the Business, including Liabilities related to: (i) the transportation, storage, use, arrangement for disposal or disposal of Hazardous Materials or waste; (ii) the Release of Hazardous Materials or waste; (iii) any other Pollution or contamination of the surface, substrata, soil, air, ground water, surface water or marine environments; (iv) any other obligations imposed under Environmental Laws with respect to the Business; and (v) all obligations with respect to personal injury, property damage, wrongful death and other damages and losses arising under applicable Law as a result of any of the matters identified in clauses (i) – (iv) of this definition.

“Equipment” means all equipment (including ovens and related equipment and supplies), spare parts, machinery, fixtures, furniture, furnishings, in-store displays, trays, on-site vehicles and forklifts, leasehold improvements and other tangible personal property owned by Sellers and located at the Plants and the Depots at the Closing, but not including any of the Transportation Assets.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means an Escrow Agreement, substantially in the form of Exhibit B.

“Excluded Employee Liabilities” means any and all Liabilities and other obligations of the Seller Entities of the types referred to or described in Section 8.14.

“Excluded Matter” means the effect of: (i) any change in the United States or foreign economies or financial markets in general; (ii) any change that generally affects the businesses in which Sellers generally compete; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any change in applicable Laws or accounting rules, in each case only to the extent occurring after the date of this Agreement; (v) any actions taken or proposed to be taken by Purchaser or any of its Affiliates; (vi) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (vii) any effect resulting from the filing of the Bankruptcy Case and the Sellers’ inability to pay certain obligations as a result of the filing of the Bankruptcy Case; and (viii) any matter disclosed on Schedule 1.1(b); provided, however, that with respect to clauses (i), (ii) and (iv), such effects do not disproportionately adversely affect the Business, taken as a whole, as compared to other companies operating in the industries in which Sellers operate.

“Final Order” means an order that (i) is in full force and effect, (ii) is not stayed, (iii) has not been modified, reversed or amended and (iv) as to which the time to appeal from, or to seek review, rehearing, reconsideration, amendment or petition for certiorari of, has expired without a pending appeal or application seeking review, rehearing, reconsideration, amendment or petition for certiorari.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period and the immediately prior comparable period.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated by any Government Body, including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated under any provision of Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all worldwide intellectual property and rights, title and interests arising from or in respect of the following: all (i) inventions, discoveries, industrial designs, utility models, business methods, patents and patent applications (including provisional and Patent Cooperation Treaty applications), including continuations, divisionals, continuations-in-part, reexaminations and reissues, extensions, renewals and any patents that may be issued with respect to the foregoing (collectively, “Patents”); (ii) trademarks, service marks, certification marks, collective marks, trade names, business names, slogans, acronyms, forms of advertisement, assumed names, d/b/a’s, fictitious names, brand names, trade dress, logos, designs, devices, signs, symbols, design rights including product design, configuration and packaging rights, internet domain names, user names, screen names, internet and mobile account names, icons, symbols or designations, corporate names, and general intangibles of a like nature and other indicia of identity, origin or quality, whether registered, unregistered or arising by Law, and all applications, registrations, and renewals for any of the foregoing, together with the goodwill associated with and symbolized by each of the foregoing (collectively, “Trademarks”); (iii) published and unpublished works of authorship in any medium, whether copyrightable or not, whether in final form or not, in all media now known or hereafter created, including writings, graphics, artworks, photographs, compositions, sound recordings, motion pictures and audiovisual works, databases and other compilations of information, computer software, mobile and internet applications and content, source code, object code, algorithms, and other similar materials, all packaging, advertising and promotional materials related to the products, and all copyrights and moral rights therein and thereto, and registrations and applications therefor, and all issuances, renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (iv) confidential and proprietary information, trade secrets, and know-how, including methods, processes, business plans, strategy, marketing data, marketing studies, advertisements, schematics, concepts, software and databases (including source code, object code and algorithms), formulae, recipes, drawings, prototypes, models, designs, discoveries, technology, research and development and customer information and lists (collectively, “Trade Secrets”), together with all rights of action for past, present and future infringement of any of the foregoing Intellectual Property.

“Intellectual Property License” means (i) any Contract that contains any grant by any Seller to any third Person of any right to use, publish, perform or exploit any of the Purchased Intellectual Property, and (ii) any Contract (other than a Contract concerning the licensing of generally commercially available software, including “shrink-wrap” and “click-wrap” licenses) that contains any grant by any third Person to any Seller of any right to use, publish, perform or exploit any Intellectual Property of such third Person concerning or relating to the Purchased Intellectual Property.

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” means the actual knowledge of those officers of Sellers identified on Schedule 1.1(c).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), damage, expense, fine, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, matured or unmatured, determined or undeterminable, on or off balance sheet, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, or otherwise and whether due or to become due, and whether in contract, tort, strict liability or otherwise, and whether or not resulting from third party claims.

“Licensed Recipes” means all Recipes other than the Purchased Recipes, including, without limitation, those Recipes set forth on Schedule 1.1(d).

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other right of a third party in respect of an asset of such Person.

“Merita Assets” means the Merita IP and the assets identified with an asterisk on Schedules 1.1(a), 1.1(d), 1.1(f) and 1.1(i).

“Merita Business” means the business of manufacturing, marketing, selling and distributing bread products under the Merita Trademarks

“Merita IP” means all of the following Intellectual Property owned by Sellers: (i) the Recipes listed on Schedule 1.1(g)(B) (collectively, the “Merita Recipes”); (ii) the Trademarks listed on Schedule 1.1(h)(B), all other Trademarks used by Sellers exclusively in connection with the manufacturing, marketing, selling and distributing of bread products under the Trademarks identified as “Registered Trademarks” on Schedule 1.1(h)(B), and any variation of or Trademarks formative of any of the foregoing (collectively, the “Merita Trademarks”); (iii) all Patents, Copyrights and Trade Secrets (other than Recipes) used exclusively in connection with the Merita Business; and (iv) all rights of action for past, present and future infringements of any of the foregoing.

“Merita Plants” means the bakeries identified with an asterisk on Schedule 1.1(e).

“Merita Sales” means the aggregate net revenues of the Merita Business for the trailing 52 weeks ended October 20, 2012.

“Multiemployer Plan” means a plan as defined in Section 4001(a)(3) of ERISA to which a Seller Entity is required to make, or within the past three years has been required to make, contributions on behalf of, or for the benefit of, Employees.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business as of the date of this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body as of the Closing Date.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies or commitments of title insurance which have been made available to Purchaser; (ii) statutory Liens for Periodic Non-Income Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (v) title of a lessor under a capital or operating lease if such lease is a Purchased Contract; (vi) any other imperfections in title, charges, easements, restrictions, licenses and encumbrances that do not materially affect the value or use of the affected asset; provided that, in the case of each of clauses (i) – (vi), none of such items secures any Indebtedness; (vii) Liens for Taxes that constitute Assumed Liabilities; and (viii) Liens that will be released by the Sale Order.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plants” means the Business’s bakeries located on the real property described in Schedule 1.1(e), including all facilities, improvements, fixtures and other appurtenances thereto and rights in respect thereof owned by Sellers.

“Purchased Contracts” means all Contracts of Sellers exclusively related to the Business that (i) are set forth on Schedule 1.1(f), (ii) are unexpired as of the Closing Date (including those Contracts that have been previously unrenewed) and (iii) have not been rejected (or are the subject of a notice of rejection pursuant to the Winddown Order or a pending rejection motion) by Sellers or designated as Excluded Assets on Schedule 2.2(j).

“Purchased Intellectual Property” means all of the following Intellectual Property owned by Sellers: (i) the Recipes listed on Schedule 1.1(g) (collectively, the

“Purchased Recipes”); (ii) the Trademarks listed on Schedule 1.1(h), all other Trademarks used by Sellers in connection with the manufacturing, marketing, selling and distributing of bread products under the Trademarks identified as “Registered Trademarks” on Schedule 1.1(h), and any variation of or Trademarks formative of any of the foregoing (collectively, the “Purchased Trademarks”); (iii) all Patents, Copyrights and Trade Secrets (other than Recipes) used primarily in connection with the Business; and (iv) all rights of action for past, present and future infringements of any of the foregoing.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform its respective obligations under this Agreement.

“Recipes” means the formulas and recipes used in the Business, including all Intellectual Property rights therein.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Retained Recipes” means all Recipes owned by Sellers that are not Purchased Recipes.

“Retained Trademarks” means all Trademarks owned by Sellers that are used in the Business and that are not Purchased Trademarks, and any variation of or Trademarks formative of any of the foregoing.

“Sale Hearing” means the hearing before the Bankruptcy Court held pursuant to the Bidding Procedures Order to determine the highest or best bid for the Purchased Assets.

“Sale Order” means the order (or orders) of the Bankruptcy Court approving this Agreement and all of the terms and conditions hereof and that provides authorization under sections 363 and 365 and other applicable provisions of the Bankruptcy Code to permit Purchaser and Sellers to consummate and complete the transactions contemplated by this Agreement.

“Sale Order Condition” means the Sale Order is a Final Order and has been entered by the Bankruptcy Court in the form attached hereto as Exhibit C without any changes thereto that, if the Closing were completed, could (i) have an effect on Purchaser’s right, title and interest in and to the Purchased Assets, (ii) cause the imposition on Purchaser of, or fail to discharge Purchaser from, any liability or obligation (other than the Assumed Liabilities or Purchaser’s obligations hereunder) or its ability to use the Purchased Assets after the Closing, or (iii) otherwise adversely affect, or could be expected to adversely affect, in Purchaser’s judgment, exercised in good faith, the benefits or burdens Purchaser expects from the transactions contemplated by the Agreement.

“Seller Entities” means Sellers, all controlled Affiliates of Sellers and all predecessors of the foregoing.

“Seller Material Adverse Effect” means any event, change, effect, condition or occurrence (regardless of whether such event, change, effect, condition or occurrence constitutes a breach of any representation, warranty or covenant of Sellers hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions or occurrences, (i) a material adverse effect on or a material adverse change in or to the Purchased Assets, considered as a whole, (ii) a material adverse change on or a material adverse change in or to the ability of Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or (iii) the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement, other than in the case of clauses (i) and (iii) an effect or change resulting from an Excluded Matter.

“Settlement Agreement” means a settlement agreement in the form attached hereto as Exhibit D.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes; (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise; and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Transferred Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies or commitments of title insurance listed on Schedule 1.1(i); (ii) statutory Liens for Periodic Non-Income Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (iv) title of a lessor under a capital or operating lease if such lease is a Purchased Contract; and (v) any other imperfections in title, charges, easements, restrictions and encumbrances with respect to real property that do not materially affect the value or use of the affected asset; provided that, in the case of each of clauses (i) – (v), none of such items secures any Indebtedness or Excluded Liabilities.

“Transportation Assets” means trucks and other vehicles used to transport products to or from the Business’s facilities.

“Winddown Order” means the Final Order, Pursuant to Sections 105, 363, 365 and 503(c) of the Bankruptcy Code: (A) Approving (I) A Plan to Wind Down the Debtors’ Businesses, (II) The Sale of Certain Assets, (III) Going-Out-Of-Business Sales at the Debtors’ Retail Stores, (IV) The Debtors’ Non-Consensual Use of Cash Collateral and Modifications to Final DIP Order, (V) An Employee Retention Plan, (VI) Protections for Certain Employees Implementing the Winddown of the Debtors’ Businesses, (VII) The Use of Certain Third Party Contractors and (VIII) Procedures for the Expedited Rejection of Contracts and Leases; and (B) Authorizing the Debtors to Take any and all Actions Necessary to Implement the Winddown [Docket 1871].

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Agreement	Preamble
Allocation Notice of Objection	10.2(a)
Alternative Sale Break-Up Fee Percentage	7.2
Antitrust Division	8.4(a)
Antitrust Laws	8.4(b)
Antitrust Order	8.4(b)
Assumed Liabilities	2.3
Auction Date	7.1
Avoidance Actions	2.2(f)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Break-Up Fee	7.2
Business	Recitals
Cash Amount	3.1(a)
Chapter 11 Deposits	2.2(g)
Chicago License	3.3
Chicago License Condition	3.3
Closing	4.1
Closing Date	4.1

Term	Section

Company	Preamble
Competing Transaction	7.1
Deposit Amount	3.2
Deposits	2.1(b)
Divestiture Action	8.4(c)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Allocation Statement	10.2(a)
FTC	8.4(a)
License Adjustment Amount	3.3
Necessary Consent	2.6
Outside Date	4.4(a)
Owned Real Property	5.4
Parent	Preamble
Periodic Non-Income Taxes	10.3(a)
Petition Date	Recitals
Post-Closing Straddle Period	10.3(b)
Pre-Closing Straddle Period	10.3(b)
Proposed Allocation Statement	10.2(a)
Purchased Assets	2.1(b)
Purchase Price	3.1
Purchaser	Preamble
Referee	10.3
Seller or Sellers	Preamble
Straddle Period	10.3(b)
Termination Date	4.4(a)
Transfer Taxes	10.1
WARN Act	2.4(f)

1.2 Other Definitional and Interpretive Matters. (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

Dollars. Any reference in this Agreement to $ will mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

GAAP. Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

Gender and Number. Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from Sellers, and Sellers will sell, transfer, convey and deliver to Purchaser, all of Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than those created by Purchaser and attaching upon the consummation of the transfer of the Purchased Assets or Transferred Exceptions) and Excluded Liabilities.

(b) The term “Purchased Assets” means the following properties, assets and rights of Sellers (other than the Excluded Assets) existing as of the Closing:

(i) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers made in connection with the Business exclusively, in each case to the extent utilizable by Purchaser as of or after the Closing (“Deposits”), other than Chapter 11 Deposits;

(ii) all rights of Sellers with respect to the Owned Real Property, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(iii) the Equipment;

(iv) the Purchased Intellectual Property;

(v) the Purchased Contracts;

(vi) all Documents (other than Documents related to Employees), including Documents relating to products, services, marketing, advertising, promotional materials, and all files, customer files, sales information and documents (including credit information), supplier lists, records, literature and correspondence, that are (A) located at the Owned Real Property and related to the Business or the Purchased Assets or (B) located elsewhere and exclusively related to the Business or the Purchased Assets;

(vii) all Permits used by Sellers exclusively in the Business to the extent assignable;

(viii) all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts; and

(ix) other than Intellectual Property that is not Purchased Intellectual Property, all goodwill and other intangible assets primarily associated with the Business, including customer and supplier lists primarily related to the Business.

2.2 Excluded Assets. Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers will retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” means assets of any Seller other than Purchased Assets, including:

(a) all cash and cash equivalents;

(b) all accounts receivable;

(c) all Transportation Assets associated with the Plants, the Depots and the other facilities included in the Purchased Assets;

(d) any shares of capital stock or other equity interest of any Seller or any of their subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any such subsidiaries;

(e) any minute books, stock ledgers, corporate seals and stock certificates of Sellers, and other similar books and records that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain, including Tax Returns, financial statements and corporate or other entity filings; provided, however, that Purchaser will have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets;

(f) all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof (collectively, the “Avoidance Actions”);

(g) all postpetition adequate assurance deposits provided to utilities and any deposits provided to suppliers or service providers to Sellers on a prepetition or postpetition basis (collectively, the ”Chapter 11 Deposits”) unless specifically provided for under a Purchased Contract, in which case it will be a Purchased Asset;

(h) all Retained Recipes;

(i) all Retained Trademarks;

(j) any assets of Sellers designated by Purchaser as Excluded Assets on Schedule 2.2(j) hereof;

(k) all Employee Benefit Plans subject to Title IV of ERISA and all trust funds and Contracts related thereto;

(l) subject to Section 2.6, any Purchased Contract or Permit that requires the consent of a third party to be assumed and assigned hereunder as to which, by the Closing Date, such consent has not been obtained;

(m) all Excluded Liabilities to the extent they constitute assets of any Seller, and any assets of any Seller related to an Excluded Liability described in Section 2.4(f) that are not Purchased Assets;

(n) refunds, credits and rebates of Taxes for any period or portion thereof prior to or ending on the Closing Date; and

(o) all rights in or to assets leased by Sellers except to the extent the Liabilities under the associated lease are assumed by Purchaser and such lease is assigned to Purchaser.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms, the following Liabilities existing as of the Closing Date (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Sellers under the Purchased Contracts that arise on or after the Closing Date;

(b) any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5;

(c) subject to Section 10.1, 50% of any Transfer Taxes; and

(d) all Liabilities that Purchaser has expressly agreed to assume pursuant to this Agreement.

2.4 Excluded Liabilities. Purchaser will not assume and will be deemed not to have assumed, and Sellers will remain liable with respect to, the Excluded Liabilities. “Excluded Liabilities” means any and all Liabilities of Sellers arising out of, relating to or otherwise in respect of the Business, the Employees, or the Purchased Assets prior to the Closing Date, and all other Liabilities of any Seller Entity, other than the Assumed Liabilities. Without limiting the foregoing, Purchaser will not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, including all of the following Liabilities of any Seller Entity (each of which will constitute an Excluded Liability hereunder):

(a) all Liabilities for accrued expenses and accounts payable incurred prior to the Closing Date, except to the extent that the same expressly constitute Assumed Liabilities pursuant to Section 2.3;

(b) all Liabilities arising out of any of the Excluded Assets, including Contracts that are not Purchased Contracts;

(c) all Environmental Liabilities and Obligations, and all other Liabilities relating to any Laws in connection with any environmental, health or safety matters based on facts arising or existing during Sellers’ operation of the Business prior to the Closing Date; provided, that nothing in this Agreement will (i) release, nullify, or enjoin the enforcement of any liability to a Governmental Body under Environmental Laws (or any associated liabilities for penalties, damages, cost recovery, or injunctive relief) that any entity would be subject to as the owner, lessor, lessee, or operator of the property after the Closing Date or (ii) in any way (x) diminish the obligation of any entity to comply with Environmental Laws, or (y) diminish the obligations of Sellers to comply with Environmental Laws consistent with their rights and obligations as debtors in possession under the Bankruptcy Code;

(d) all Liabilities relating to any claims for infringement, dilution, misappropriation or any other violation of the rights of any third parties or caused by use of the Purchased Intellectual Property arising from Sellers’ operation of the Business prior to the Closing Date;

(e) except as otherwise expressly provided in this Agreement with respect to Transfer Taxes and Periodic Non-Income Taxes, all Liabilities for any Taxes of any Seller;

(f) all Liabilities in respect of Employees, including Liabilities that arise from or relate to, their employment with any Seller Entity and, if applicable, their termination of employment from any Seller Entity, whether such Liabilities arise under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the CBAs, the Employee Benefit Plans, or the Multiemployer Plans (including, but not limited to, for unpaid contributions or withdrawal Liability in connection with any of the forgoing plans whether such Liability arises before or after the Closing), or otherwise and including any Liabilities to Employees arising from the effect of, or in any way related to, the sale of the Purchased Assets, and all other Excluded Employee Liabilities;

(g) all Liabilities arising as a result of any Legal Proceedings initiated at any time, to the extent related to the Business or the Purchased Assets on or prior to the Closing Date, including any actions for breach of contract, product liability or any tort actions;

(h) all Liabilities arising under any Indebtedness of Sellers and any obligations or Liabilities to equityholders;

(i) all Liabilities with respect to any costs and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third party advisory or consulting fees and expenses) incurred by or on behalf of any Seller or any Affiliates of a Seller in connection with the Bankruptcy Case or the transactions contemplated by this Agreement;

(j) all Liabilities (i) existing prior to the filing of the Bankruptcy Case that are subject to compromise under the Bankruptcy Case, other than the Assumed Cure Costs and (ii) to the extent not otherwise expressly assumed herein, incurred subsequent to the filing of the Bankruptcy Case and prior to the Closing;

(k) all Liabilities relating to any theories of law or equity involving successors or transferees; and

(l) all Liabilities relating to the failure to comply with any bulk sales Laws.

2.5 Cure Amounts. At Closing and pursuant to section 365 of the Bankruptcy Code, Sellers will assume the Purchased Contracts (to the extent not previously assumed) and assign the Purchased Contracts to Purchaser, and Purchaser will assume the Purchased Contracts. All Cure Costs with respect to the Purchased Contracts (the “Assumed Cure Costs”), will be paid by Purchaser (to the extent not paid by Sellers prior to Closing), as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Sale Order, and not by Sellers, and Sellers will have no liability for any Assumed Cure Costs.

2.6 Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset if (a) an attempted assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder and (b) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. In such event, Sellers and Purchaser will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may reasonably request; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any Seller thereunder so that Purchaser would not in fact receive all such rights, such Seller and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible and at no expense to such Seller, under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which such Seller would enforce for the benefit of Purchaser with Purchaser assuming such Seller’s obligations and any and all rights of such Seller against a third party thereto.

2.7 Depots. At any time prior to the Closing, Purchaser may by written notice to Sellers remove any Depots from Schedule 1.1(a). If Purchaser timely provides such notice, the Depots included in such notice, including all facilities, improvements, fixtures and other appurtenances thereto, will thereafter be deemed to be Excluded Assets for purposes of this Agreement.

2.8 Further Conveyances and Assumptions. From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby; provided, that nothing in this Section 2.8 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

III. CONSIDERATION; ADJUSTMENT

3.1 Consideration. The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be:

(a) $360 million in cash (the “Cash Amount”), less the License Adjustment Amount if the Chicago License Condition has not been satisfied at or prior to the time of Closing as described in Section 3.3;

(b) the assumption of the Assumed Liabilities; and

(c) the release of claims by Parent and its Affiliates pursuant to the Settlement Agreement.

3.2 Purchase Price Deposit. No later than two Business Days following the entry of the Bidding Procedures Order, pursuant to the terms of the Escrow Agreement, Purchaser will deposit with the Escrow Agent the sum of $18 million (the “Deposit Amount”), which will be released by the Escrow Agent and delivered to either Purchaser or the Company in accordance with the provisions of the Escrow Agreement. Pursuant to the Escrow Agreement, the Deposit Amount (together with all accrued investment income thereon) will be distributed as follows:

(a) if the Closing occurs, the Deposit Amount and all accrued investment income thereon will be delivered to the Company and applied towards the amount payable by Purchaser under Section 3.4 hereof;

(b) if this Agreement is terminated by Sellers pursuant to Section 4.4(f), the Deposit Amount, together with all accrued investment income thereon, will be delivered to the Company; and

(c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(f), the Deposit Amount, together with all accrued investment income thereon, will be returned to Purchaser.

3.3 License Adjustment. The parties acknowledge that certain of the Sellers’ rights in the BUTTERNUT brand and design and other brands and designs may be subject to the rights of the licensee under that certain License Agreement dated as of December 27, 1996, by and among Interstate Brands Corporation, Lewis Brothers Bakeries Incorporated and Chicago Baking Company (the “Chicago License”). If the Chicago License Condition has not been satisfied at or prior to the time of Closing, the Purchase Price shall be reduced by $5.0 million (the “License Adjustment Amount”). The “Chicago License Condition” shall be satisfied when each of the following has occurred: (i) The Bankruptcy Court shall have issued a Final Order authorizing Sellers to reject the Chicago License without retention of any rights in the BUTTERNUT brand and design by the licensee under the Chicago License and its affiliates, and (ii) the Chicago License shall have been rejected.

3.4 Payment of Purchase Price. On the Closing Date, (i) Purchaser will, and Parent will cause Purchaser to, pay the Cash Amount (less the Deposit Amount, and less the License Adjustment Amount if the Chicago License Condition has not been satisfied at or prior to the time of Closing as described in Section 3.3) to the Company in immediately available funds to an account designated by the Company, and (ii) Purchaser and the Company will instruct the Escrow Agent to pay the Deposit Amount and all accrued investment income thereon to the Company as provided in Section 3.2(a) above.

3.5 Apportionments. (a) To the extent the following ordinary course costs and expenses (and credits therefor to the extent paid prior to the Closing Date) of the Business relate to a Purchased Contract or to Owned Real Property, in each case for a period that begins prior to the Closing Date and ends after the Closing Date, such expenses (and credits) are to be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, as of midnight on the Closing Date:

(i) annual utility assessments, water meter charges, and sewer rents, if any, on the basis of the year for which assessed; and

(ii) charges and fees payable for telephone services, water, heat, steam, electric power, gas and other utilities, at the price charged by the suppliers, including any taxes thereon and based upon applicable meter readings, where available, made on or immediately prior to or immediately after the Closing Date.

(b) If, after apportioning the foregoing expenses, a party has borne more than its allocable share of such expenses, the other parties will promptly make the appropriate compensating payment(s) to such party.

IV. CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) will take place at the offices of Jones Day located at 222 East 41st Street, New York, New York (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the date that is two Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2 Deliveries by Sellers. At the Closing, Sellers will deliver to Purchaser:

(a) one or more duly executed bills of sale in a form to be agreed upon by the parties hereto;

(b) one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto and duly executed assignments of the U.S. Trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark Office;

(c) duly executed special or limited warranty deeds conveying title to the Owned Real Property in recordable form;

(d) the officer’s certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(e) the Settlement Agreement, duly executed by the Sellers party thereto;

(f) affidavits executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(g) a Phase I environmental site assessment meeting the requirements of the American Society for Testing and Materials, prepared within 60 days prior to the Closing Date by a licensed third party professional experienced in environmental matters, with respect to each of the Depots;

(h) all such affidavits, certificates and other instruments as may be required by a nationally recognized title company for purpose of issuing title insurance policies to Purchaser, with the standard, pre-printed exceptions (other than with respect to survey matters) deleted; and

(i) all other deeds, endorsements, assignments and other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary, in the reasonable opinion of Purchaser, to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser.

4.3 Deliveries by Purchaser. At the Closing, Purchaser will, and Parent will cause Purchaser to, deliver to the Company:

(a) the consideration specified in Section 3.4 hereof;

(b) on behalf of Sellers, one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto;

(c) on behalf of Sellers, the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b); and

(d) the Settlement Agreement, duly executed by Flowers Bakeries Brands, LLC;

(e) on behalf of Sellers, such other documents, instruments and certificates as Sellers may reasonably request.

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by Purchaser or Seller, if the Closing has not occurred by the close of business on April 30, 2013 (the “Termination Date”); provided, however, that, if (i) the Closing has not occurred due to the failure of the Bankruptcy Court to enter the Sale Order, or (ii) the condition to Closing set forth in Section 9.1(d) remains unsatisfied or not waived, or (iii) the condition to Closing set forth in Section 9.1(f) remains unsatisfied or not waived, and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date have been so fulfilled or waived, then no party may terminate this Agreement prior to September 30, 2013 (the “Outside Date”); provided, further, that if the Closing has not occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or a Seller, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(a);

(b) by mutual written consent of Sellers and Purchaser;

(c) by Purchaser, if any condition to the obligations of Purchaser set forth in Sections 9.1 and 9.3 has become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(d) by Sellers, if any condition to the obligations of Sellers set forth in Sections 9.2 and 9.3 has become incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

(e) by Purchaser, if Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.1 or 9.3 and such breach has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date;

(f) by Sellers, if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.2 or 9.3 and such breach has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;

(g) by Sellers or Purchaser if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto will promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4;

(h) automatically, if a Competing Transaction is consummated, subject to Purchaser’s right to payment of the Break-Up Fee in accordance with the provisions of Section 7.2; or

(i) by Purchaser or Sellers if the Bidding Procedures Order is not entered by March 10, 2013.

4.5 Procedure Upon Termination. In the event of termination pursuant to Section 4.4 hereof, written notice thereof will forthwith be given to the other party or parties, and this Agreement will terminate, and the purchase of the Purchased Assets hereunder will be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent, Purchaser or Sellers; provided, however, that the provisions of this Section 4.6 and Section 7.2 and Article XI (other than Section 11.3) hereof and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1 hereof, will survive any such termination and will be enforceable hereunder; provided, further, that nothing in this Section 4.6 will be deemed to release any party from liability for any breach of its obligations under this Agreement.

V. REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby jointly and severally represents and warrants to Parent and Purchaser that:

5.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Seller is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary for the operation of the Business as now conducted, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.2 Authorization of Agreement. Subject to entry of the Bidding Procedures Order and the Sale Order and such other authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and the entry of the Bidding Procedures Order and the Sale Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties. (a) Except as set forth on Schedule 5.3(a), the execution and delivery by each Seller of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by such Seller with any of the provisions hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller; (ii) subject to entry of the Bidding Procedures Order and the Sale Order, any Contract to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (iii) subject to entry of the Bidding Procedures Order and the Sale Order, any Order of any Governmental Body applicable to such Seller or any of the properties or assets of such Seller; or (iv) subject to entry of the Bidding Procedures Order and the Sale Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that are not, individually or in the aggregate, material.

(b) Except as set forth on Schedule 5.3(b) and except to the extent not required if the Bidding Procedures Order and the Sale Order are entered, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Sellers in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Sellers of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the entry of the Bidding Procedures Order and the Sale Order, (iii) compliance with the requirements of New Jersey's Industrial Site Recovery Act (N.J.S.A. 13:1K and N.J.A.C. 7:26B), if applicable, and (iv) such other immaterial consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications.

5.4 Real Property. (a) Schedule 5.4 sets forth the legal descriptions of the land on which the Plants and Depots are located (collectively, the “Owned Real Property”). Sellers have good and marketable fee title to the Owned Real Property, free and clear of all Liens (except for Permitted Exceptions). Except as set forth on Schedule 5.4, none of the Owned Real Property is subject to any leases or tenancies or other rights of occupancy. To the Knowledge of Sellers, no Seller has received notice that any of the improvements comprising the Owned Real Property or the business conducted by Sellers thereon is in violation of any use or occupancy restriction, limitation, easement, condition or covenant of record, other than with respect to such violations as would not, individually or in the aggregate, have or reasonably be expected to have, a Seller Material Adverse Effect. To the Knowledge of Sellers, there are no physical defects in the buildings located at any of the Owned Real Property which would interfere with the use and operation of the Owned Real Property as currently used and operated, other than with respect to such defects as would not, individually or in the aggregate, have or reasonably be expected to have, a Seller Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect: (a) there is no pending or, to the Knowledge of Sellers, threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to the Owned Real Property or other matters affecting adversely the current use, occupancy or value of the Owned Real Property; (b) the Owned Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Owned Real Property, and, to the Knowledge of Sellers, the Owned Real Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained; and (c) neither the current use of the Owned Real Property nor the operation of the Business violates any instrument of record or agreement affecting the Owned Real Property or any applicable legal requirements.

5.5 Title to Purchased Assets. Sellers own the Purchased Assets free and clear of all Liens (other than Permitted Exceptions) and, subject to the entry of the Sale Order, at the Closing, Purchaser will be vested with good and valid title to such Purchased Assets, free and clear of all Liens (other than Transferred Exceptions) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code. Notwithstanding the foregoing, nothing in this Section 5.5 is or is intended to be a representation or warranty that Sellers have any ownership interest in any of the following names or marks: SOUTHERN, SOUTHERN BREAD, SOUTHERN BREAD (Stylized Script Design), LITE WHITE, LITE WHEAT, WHOLE GRAIN WHITE, OLD FASHIONED, BUTTER BREAD, and CLASSIC, or regarding the validity or enforceability of any thereof.

5.6 Intellectual Property. (a) Schedule 5.6(a) sets forth a list of all material registrations and material applications for registration of Purchased Intellectual Property.

(b) Schedule 5.6(b) sets forth a complete list of all written Intellectual Property Licenses that are material to the operation of any of the Plants or the Business, regardless of whether such Intellectual Property Licenses involve payments by or to a Seller or an Affiliate of any Seller.

(c) Except as set forth on Schedule 5.6(c):

(i) A Seller owns all Intellectual Property listed on Schedule 5.6(a) and has valid rights in and to, including all rights to use, reproduce, publish, distribute, perform, display, and create derivative works of, as applicable, all such Purchased Intellectual Property as such Intellectual Property is used in the Ordinary Course of Business, in each case, free and clear of all Liens (other than Permitted Exceptions) and Intellectual Property Licenses.

(ii) The Purchased Intellectual Property is not the subject of any ownership, validity, use, or enforceability challenge or claim received by Sellers in writing or, to the Knowledge of Sellers, any outstanding Order restricting the use by Sellers thereof or adversely affecting any of the rights of Sellers thereto, except as would not, individually or in the aggregate, be material.

(iii) No Seller has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property License that is a Purchased Contract and to which any Seller is a party or by which it is bound, except for defaults that would not, individually or in the aggregate, be material. To the Knowledge of Sellers, no Person is violating any Intellectual Property exclusively licensed to any Seller under an Intellectual Property License that is a Purchased Contract, except for violations that would not, individually or in the aggregate, be material.

(iv) To the Knowledge of Sellers, in the operation of the Business as conducted on the date hereof (A) no Seller is violating, and since the Petition Date, has violated, any Intellectual Property rights of any other Person and (B) there are no Legal Proceedings, pending or threatened, concerning any claim that Sellers have infringed, diluted, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, in each case, except as would not, individually or in the aggregate, have or reasonably be expected to have, a Seller Material Adverse Effect.

5.7 Validity of Purchased Contracts. Except as set forth on Schedule 5.7, each Purchased Contract is in full force and effect and is a valid and binding obligation of Sellers party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (c) the obligation to pay Assumed Cure Costs under Section 2.5. Except as set forth on Schedule 5.7, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Purchased Contract or would cause the acceleration of any obligation of any Seller or, to the Knowledge of Sellers, any other party thereto or the creation of a Lien upon any Purchased Asset, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Sellers have delivered or otherwise made available to Purchaser copies of all of the Purchased Contracts, together with all amendments, modifications or supplements thereto.

5.8 Litigation. Except as set forth on Schedule 5.8 and except for Legal Proceedings that do not have and could not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, as of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller that involve or relate to any of the transactions contemplated by this Agreement or affect any of the Purchased Assets or the Business or that could reasonably be expected to adversely affect Purchaser’s ability to conduct the Business after the Closing or the ownership or use by Purchaser of the Purchased Assets in the operation of the Business after the Closing.

5.9 Environmental Matters. Except as set forth on Schedule 5.9 and except for facts, circumstances or conditions that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (a) with respect to the Plants and Depots, none of Sellers is the subject of any outstanding Order with any Governmental Body nor have Sellers received any written notice, complaint or inquiry from such entities respecting (i) Environmental Laws or (ii) a Remedial Action, (b) there is no investigation, action or proceeding pending, or, to the Knowledge of Sellers, threatened that could reasonably be expected to result in Sellers incurring any material liability pursuant to any applicable Environmental Law in connection with the Plants and Depots, (c) Sellers have not caused or allowed the Release of Hazardous Materials at, on or under the Owned Real Property, and (d) Sellers maintain and have complied with all Permits which are required under or pursuant to Environmental Laws for the operation of the Plants and Depots. Sellers have delivered or made available to Purchaser copies of all reports, assessments or tests with respect to compliance of the Owned Real Property with any Environmental Laws or the presence of Hazardous Material which are in the Sellers’ possession, custody or control, including but not limited to the following records: (i) final reports concerning the removal of underground storage tanks from the Owned Real Property and Remedial Actions, if any, conducted to address Releases from the underground storage tanks at issue; (ii) correspondence from Government Bodies informing Sellers that no further action is required to address Releases which have been the subject of Remedial Action conducted by or on behalf of Sellers; (iii) the most recent final Phase I Environmental Site Assessment reports for the Plants and Depots; and (iv) inventories of asbestos and asbestos-containing materials, if any, for the Plants and Depots. This Section 5.9 represents the sole and exclusive representation and warranty of Sellers regarding environmental matters.

5.10 Equipment. Sellers have exclusive possession and control of all Equipment material to the operation of the Business and all such Equipment is usable and operable, subject only to ordinary wear and tear.

5.11 Financial Advisors. Except for Perella Weinberg Partners LP, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Parent or Purchaser in respect thereof.

5.12 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Purchaser by any director, officer, employee, agent, consultant, or representative of Sellers or any of its Affiliates). Sellers make no representations or warranties to Parent or Purchaser regarding the probable success or profitability of the Business. The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Seller Material Adverse Effect.

VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Parent and Purchaser each hereby jointly and severally represents and warrants to Sellers that:

6.1 Organization and Good Standing. Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of its incorporation.

6.2 Authorization of Agreement. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party has been duly and validly executed and delivered by Parent and Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party constitutes legal, valid and binding obligations of each of Parent and Purchaser enforceable against each such entity in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties. (a) The execution and delivery by Parent and Purchaser of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent and Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Parent and Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent and Purchaser; (ii) any Contract or Permit to which Parent or Purchaser is a party or by which any of the properties or assets of Parent or Purchaser are bound; (iii) any Order of any Governmental Body applicable to Parent or Purchaser or any of the properties or assets of Parent or Purchaser as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Purchaser in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Parent or Purchaser is a party, the compliance by Parent or Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Parent or Purchaser of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the entry of the Bidding Procedures Order and the Sale Order and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of each of Parent and Purchaser, threatened against Parent or Purchaser, or to which Parent or Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Parent nor Purchaser is subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5 Financial Advisors. Except for Deutsche Bank, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financial Capability. Purchaser will have, and Parent will cause Purchaser to have, at the Closing sufficient funds available to pay the Cash Amount and any expenses incurred by Parent and Purchaser in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Purchaser’s and Parent’s obligations to complete the transactions contemplated hereby are not dependent upon or conditioned on receipt of financing.

6.7 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, each of Parent and Purchaser has relied on the results of its own independent investigation.

VII. BANKRUPTCY COURT MATTERS

7.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers and the Bankruptcy Court of higher or better competing bids. From and after the date hereof until the date that the auction contemplated by the Bidding Procedures Order is declared closed by Sellers (the “Auction Date”), Sellers are permitted to cause their respective representatives and Affiliates to initiate contact with, or solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Parent, Purchaser and their Affiliates, agents and representatives) with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of all, or a material portion of, the Purchased Assets to a purchaser or purchasers other than Purchaser or effecting any other transaction (including a Chapter 11 plan) the consummation of which would be substantially inconsistent with the transactions herein contemplated (a

“Competing Transaction”) to the extent, but only to the extent, that the Company determines in good faith that so doing is permitted or required by the Bidding Procedures Order.

7.2 Break-Up Fee. In the event that (a) this Agreement terminates pursuant to Section 4.4(e) by Purchaser or pursuant to Section 4.4(h), and (b) a Competing Transaction is consummated, then Sellers will pay to Purchaser in cash an amount (the “Break-Up Fee”) equal to the Cash Amount multiplied by the greater of (i) 3.5%; or (ii) the Alternative Sale Break-Up Fee Percentage (as defined below). The Break-Up Fee shall be paid in cash concurrently with the consummation (which, in the case of a plan of reorganization or liquidation, shall be the effectiveness) of the first Competing Transaction to occur simultaneously with or following the termination of this Agreement, and shall be paid from the first proceeds of such Competing Transaction and from each succeeding Competing Transaction prior to payment of any other claims including claims secured by the assets that are the subject of the Competing Transaction (other than claims arising under the Credit Agreement, dated as of February 3, 2009, among Interstate Bakeries Corporation and certain of its affiliates and General Electric Capital Corporation (as amended, the “ABL Agreement”)) until the Break-Up Fee is paid in full. The Break-Up Fee will constitute, pursuant to sections 364 and 503 of the Bankruptcy Code, a superpriority administrative expense claim in each of Seller’s bankruptcy estates with priority over any and all administrative expense claims other than claims arising under the ABL Agreement. Any Break-Up Fee payable pursuant to this Agreement will be allowed and paid, without any further Bankruptcy Court approval or order. Notwithstanding anything to the contrary contained herein, upon timely payment of the Break-Up Fee to Purchaser in accordance with this Section 7.2, Sellers and their respective representatives and Affiliates, on the one hand, and Parent and Purchaser and their respective representatives and Affiliates, on the other hand, will be deemed to have fully released and discharged each other from any Liability resulting from the termination of this Agreement and neither Sellers and their respective representatives and Affiliates, on the one hand, and Parent and Purchaser and their respective representatives and Affiliates, on the other hand, nor any other Person will have any other remedy or cause of action under or relating to this Agreement or any applicable Law, including for reimbursement of expenses. The “Alternative Sale Break-Up Fee Percentage” shall equal the highest breakup fee percentage (which breakup fee percentage shall include all breakup, expense reimbursement, topping and similar fees) approved by the Bankruptcy Court in connection with the sale by one or more of the Sellers of assets totaling at least $10 million. In the event such approval occurs after payment by the Sellers to Purchaser hereunder of the Break-Up Fee, any additional amounts owed in respect of the Break-Up Fee shall have the same protections in terms of priority and method of payment as the payment of the original Break-Up Fee as set forth above. Sellers will not qualify any bid to participate in the auction contemplated by the Bidding Procedures Order that does not include at a minimum a cash consideration sufficient to repay both any amounts outstanding under the ABL Agreement and the Break-Up Fee.

7.3 Bankruptcy Court Filings. Sellers will file with the Bankruptcy Court a motion seeking entry of the Bidding Procedures Order and the Sale Order. Sellers will attach to such motion and propose the entry of the Bidding Procedures Order and the Sale Order. Subject to Section 7.1, Sellers will thereafter pursue diligently the entry of the Bidding Procedures Order and the Sale Order, including in the case of the Sale Order in a form that satisfies in full the Sale Order Condition. Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and a finding of adequate assurance of future performance by Purchaser of the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event that the entry of the Bidding Procedures Order or the Sale Order is appealed or a stay pending appeal is sought, Sellers will oppose the appeal or the stay pending appeal and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation). Sellers will provide Purchaser at least 24 hours’ notice in advance of filing with the Bankruptcy Court or any appellate court any motion, brief, notice, proposed order, amendment, supplement or other pleading that Sellers propose to file in the Bankruptcy Court relating to the transactions contemplated by this Agreement. Sellers will give Purchaser reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Sale Order and Purchaser will have the right to attend and seek to be heard at any such hearings.

VIII. COVENANTS

8.1 Access to Information. Prior to the Closing Date, Purchaser will be entitled, through its officers, employees, consultants and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under applicable Law. Sellers will direct and use their best efforts to cause their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives will cooperate with Sellers and their representatives. Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Sellers to disclose information that is competitively sensitive or subject to attorney-client privilege. No investigation by Purchaser prior to or after the date of this Agreement will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement. Sellers will promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding related to the Business, the Purchased Assets and the transactions contemplated by this Agreement as Purchaser may reasonably request.

8.2 Actions Pending the Closing. (a) Except (1) as required by applicable Law or by order of the Bankruptcy Court, (2) as otherwise expressly contemplated by this Agreement, or (3) with the prior written consent of Purchaser, during the period from the date of this Agreement to and through the Closing Date, Sellers will:

(i) maintain the Purchased Assets in their current condition, ordinary wear and tear excepted;

(ii) take reasonable actions to defend and protect the Purchased Assets from infringement or usurpation; and

(iii) comply with applicable Laws, including Environmental Laws, other than with respect to the failure of such compliance as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Except (1) as required by applicable Law or by order of the Bankruptcy Court, (2) as otherwise contemplated by this Agreement, or (3) with the prior written consent of Purchaser, during the period from the date of this Agreement to and through the Closing Date, Sellers will not in connection with the Business:

(i) subject any of the Purchased Assets to any Lien (except for Permitted Exceptions);

(ii) assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for the purpose of disposing of obsolete assets);

(iii) enter into any Contract for the sale of any Owned Real Property;

(iv) terminate, amend, restate, supplement or waive any rights under any Purchased Contract; or

(v) agree to do anything prohibited by this Section 8.2(b).

(c) Sellers will promptly notify Purchaser of: (i) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; and (ii) the commencement of any material Legal Proceedings relating to the Business or the Purchased Assets; provided, however, that the delivery of any notice pursuant to this Section 8.2(c) will not (x) limit or otherwise affect any remedies available to Purchaser, or (y) be deemed to amend or supplement any Schedule or prevent or cure any misrepresentations or breach of warranty.

8.3 Consents. Sellers will use their commercially reasonable efforts, and Purchaser will, and Parent will cause Purchaser to, cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals contemplated by this

Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) hereof; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or proceedings to obtain any such consent or approval.

8.4 Regulatory Approvals. (a) Parent, Purchaser and Sellers will (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 10 Business Days after the entry of the Bidding Procedure Order in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective subsidiaries from Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party will use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party will promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto will independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Purchaser, as the case may be).

(b) Each of Parent, Purchaser and Sellers will use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the

Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Parent, Purchaser and Sellers will cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (“Antitrust Order”), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Parent, Purchaser and Sellers decide that litigation is not in their respective best interests. Each of Parent, Purchaser and Sellers will use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, but subject to Section 8.4(d), each of Parent, Purchaser and Sellers agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible.

(c) Subject to Section 8.4(d), if required by the FTC, the Antitrust Division or other Governmental Body in order to obtain clearance under or to terminate any waiting period required by any Antitrust Law or to avoid the entry of, or to effect the dissolution of, any Antitrust Order that would have the effect of preventing or delaying the Closing beyond the Outside Date, each of Parent and Purchaser will propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate Order or otherwise, the sale, divestiture or disposition of Purchased Assets or aspects of the Business or otherwise offer to take or offer to commit to take any action which it is capable of taking (collectively, a “Divestiture Action”), and if the offer is accepted, take or commit to take, such action that limits its freedom of action with respect to, or its ability to retain, any of the Purchased Assets or aspects of the Business. Parent and Purchaser will promptly advise Sellers of any Divestiture Action required by the FTC, the Antitrust Division or other Governmental Body and any negotiations with respect thereto. For purposes of this Section 8.4, a Divestiture Action will be considered “required” by the FTC, the Antitrust Division or other Governmental Body only if and to the extent that Parent or Purchaser has been notified by the FTC, the Antitrust Division, or such other Governmental Body that the failure or refusal to take such Divestiture Action would result in the filing of Legal Proceedings seeking an Antitrust Order that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Nothing in this Agreement will require, or be construed to require, Parent, Purchaser or any of their Affiliates, in order to obtain clearance under, or to terminate any waiting period required by, Antitrust Law or to avoid the entry of, or to effect the dissolution of, any Antitrust Order (whether or not the foregoing would have the effect of preventing or delaying the Closing beyond the Termination Date) to (the matters in (i), (ii) and (iii) below, an “Antitrust Condition”):

(i) agree to any restriction, condition or limitation (including any sale, divestiture, disposition, change in business practice or other transaction or any requirement to hold separate) with respect to any asset, business or property of Parent, Purchaser or any of their Affiliates (other than the Purchased Assets or the Business) or with respect to any asset, business or property which Parent, Purchaser or any of their Affiliates acquires or transfers or has or hereafter has an unconsummated contract to acquire or to transfer (other than with respect to the Purchased Assets or the Business); or

(ii) take or refrain from taking any action with respect to the acquisition, sale, divestiture, disposition, change in business practice or other transaction involving directly or indirectly any asset, business or property of any other Person (other than the Purchased Assets or the Business) or in any market (other than markets in which the Business is conducted, but only as to the conduct of such Business); or

(iii) take any Divestiture Action with respect to (A) any portion of the Merita Assets (excluding Merita Plants) or of the Merita Business (excluding Merita Plants) that generated or represented, in the aggregate, an amount equal to or in excess of 25% of the Merita Sales, (B) more than 2 of the Merita Plants, or (C) any portion (1) of the Purchased Assets, other than the Merita Assets, or (2) of the Business, other than the Merita Business, that generated or represented, in the aggregate, an amount equal to or in excess of 10% of the aggregate net revenues of the Business, excluding the Merita Sales, for the trailing 52 weeks ended October 20, 2012.

8.5 Further Assurances. Subject to the other provisions of this Agreement, each of Parent, Purchaser and each Seller will use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each of Parent, Purchaser and Sellers will use its commercially reasonable efforts to defend any Legal Proceedings which would prevent the condition to Closing described in Section 9.1(f) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body with respect thereto vacated or reversed, and shall cooperate with each other in connection with the foregoing.

8.6 Publicity. The initial press release concerning this Agreement and the transactions contemplated hereby will be in substantially the form previously agreed by the parties. Prior to the Closing, none of the parties hereto will issue any press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Parent or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided, however, that the party intending to make such release uses its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof. After the Closing, the parties may issue public announcements regarding the transactions contemplated hereby so long as such announcements, in the case of announcements made by Sellers, do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Law, applicable stock exchange regulation or in filings that any Seller has made in the Bankruptcy Court; provided, however, that the issuing party will use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.7 Supplementation and Amendment of Schedules. Sellers may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information provided in one Schedule will suffice, without repetition or cross reference, as a disclosure of such information in any other Schedule to which its relevance is reasonably apparent on its face. From time to time prior to the Closing, Sellers will have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement. No such supplement or amendment will have any effect on the satisfaction of the condition to closing set forth in Section 9.1(a).

8.8 Parent Guarantee. Parent hereby guarantees the full and timely performance of all of Purchaser’s agreements and covenants made in this Agreement and each other document executed and delivered by or on behalf of Parent or Purchaser to Sellers at Closing with respect to the transactions contemplated by this Agreement.

8.9 Names and Marks. (a) Purchaser hereby acknowledges that all right, title and interest in and to the Retained Trademarks are owned exclusively by Sellers.

(b) Purchaser will, for a period of 60 days after the Closing Date, have a non-exclusive license, solely in connection with the operation of the Business, to use all of the existing stocks of signs, letterheads, invoice stock, packaging, advertisements and promotional materials, inventory and other tangible materials included in the Purchased Assets that contain Retained Trademarks.

(c) Purchaser will ensure that all use of the Retained Trademarks as provided in this Section 8.9 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Trademarks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Trademarks under this Section 8.9 shall inure solely to the benefit of Sellers. In no event shall Purchaser use the Retained Trademarks in any manner that may damage or tarnish the reputation of Sellers or the goodwill associated with the Retained Trademarks.

(d) Purchaser agrees that no Seller shall have any responsibility for claims by third parties arising out of, or relating to, the use by Purchaser of any Retained Trademarks after the Closing. Purchaser will indemnify and hold harmless Sellers from any and all claims that may arise out of the use thereof by Purchaser in accordance with the terms and conditions of this Section 8.9, other than such claims that the Retained Trademarks infringe the Intellectual Property rights of any third party. In addition to any and all other available remedies, Purchaser shall indemnify and hold harmless Sellers from any and all claims that may arise out of the use of the Retained Trademarks in violation of or outside the scope permitted by this Section 8.9. Notwithstanding anything in this Agreement to the contrary, Purchaser hereby acknowledges that Sellers, in addition to any other remedies available to them for any breach or threatened breach of this Section 8.9, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining Purchaser and any of its Affiliates from any such breach or threatened breach.

(e) Sellers will use their commercially reasonable efforts, and Purchaser will, and Parent will cause Purchaser to, cooperate with Sellers, to obtain at the earliest practicable date the consent and approval of Grupo Bimbo, S.A. B. DE C.V. (as successor in interest to SB Royalty Company, Inc.) under that certain License Agreement, dated as of April 19, 1989, by and between SB Royalty Company, Inc. and Interstate Brands Company – Licensing Co. (the “SB License Agreement”) to allow Sellers to grant Purchaser a perpetual, royalty free, non-exclusive, non-assignable, sublicense (without the right to grant sublicenses) to use the Trademark “D’Italiano” in connection with the operation of the Business in the “Territory” (as defined in the SB License Agreement); provided, however, that Sellers will not be obligated to pay any consideration therefor or to initiate any litigation or legal proceedings to obtain any such consent or approval. In the event that such consent and approval is obtained, Sellers and Purchasers shall, for a period of no less than 30 days, negotiate in good faith the terms and conditions of a written agreement governing the sublicensing of the Trademark “D’Italiano” to Purchaser.

(f) Except as expressly set forth in this Section 8.9, no other right or license is granted to Purchaser by implication or otherwise with respect to any of the Retained Trademarks.

(g) The provisions of this Section 8.9 will survive the Closing.

8.10 Recipes. (a) Effective upon, and only upon, the Closing, and subject to the terms and conditions of this Agreement, Sellers, on behalf of themselves and their Affiliates, hereby grant to Purchaser a non-exclusive, non-transferrable (other than in connection with the sale of all or substantially all of the Purchased Trademarks), fully paid-up, perpetual, license (without the right to grant sublicenses) to use the Licensed Recipes solely in connection with the operation of the Business. Purchaser may not use or otherwise exploit any Licensed Recipes for any other business purposes. Upon the written request of Purchaser within 3 months after the Closing Date, Sellers will provide Purchaser with copies of the Licensed Recipes.

(b) Except as expressly set forth in this Section 8.10, no other right or license is granted to Purchaser by implication or otherwise with respect to any Retained Recipes, including, but not limited to, the right to use any Retained Recipes other than the Licensed Recipes. Purchaser acknowledges and agrees that all right, title and interest in and to the Retained Recipes are owned exclusively by the Sellers or their Affiliates and, except as specifically set forth herein, nothing in this Agreement grants Purchaser or any of its Affiliates, by implication or otherwise, any license or right to use any Retained Recipes, whether in connection with the Business, the products or services of the Business, or otherwise. Purchaser will promptly destroy or purge any copies of any Retained Recipes (other than Licensed Recipes) to which Purchaser may otherwise have access and which Purchaser knows to be a Retained Recipe, whether in connection with the Purchased Assets, the transactions contemplated by this Agreement or otherwise.

(c) Purchaser acknowledges that the Retained Recipes are valuable and proprietary to Sellers and their Affiliates. Purchaser agrees that, from and after the Closing, it will not disclose any Retained Recipes to any Person except (i) to those of its Affiliates and personnel as are necessary in connection the use of the Licensed Recipes in accordance with Section 8.10(a), strictly on a need-to-know basis, (ii) as required by Law (provided, however, that if permitted Purchaser shall not make any such disclosure without first notifying Sellers and allowing Sellers a reasonable opportunity to seek injunctive relief with respect to such disclosure), (iii) as the same may otherwise become available in the public domain or generally available within the baking industry, or become known to Purchaser independently without any obligation of confidentiality, other than through any action by Purchaser in violation of its obligations under this Section 8.10.

(d) Purchaser acknowledges and agrees that the remedies at law for any breach of this Section 8.10 are inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, Purchaser acknowledges and agrees that upon any breach by it of the terms and conditions of this Section 8.10, Sellers and their Affiliates will be entitled to seek immediate injunctive relief and to seek any order restraining any threatened or future breach from any court of competent jurisdiction.

(e) The provisions of this Section 8.10 shall survive the Closing.

8.11 Patents, Copyrights and Trade Secrets. (a) Effective upon, and only upon, the Closing, and subject to the terms and conditions of this Agreement, Sellers, on behalf of themselves and their Affiliates, hereby grant to Purchaser a non-exclusive, non transferable (other than in connection with the sale of all or substantially all of the Purchased Trademarks), fully paid-up, perpetual, license (without the right to grant sublicenses) to use the Patents, Copyrights and Trade Secrets (other than Recipes) owned by Sellers that, prior to the Closing, were used in connection with the Business and that are not included in the Purchased Assets, in each case solely in connection with the Business. Purchaser may not use or otherwise exploit any such Patents, Copyrights or Trade Secrets for any other business purposes.

(b) Except as expressly set forth in this Section 8.11, no other right or license is granted to Purchaser by implication or otherwise with respect to any of Sellers’ Patents, Copyrights or Trade Secrets.

(c) The provisions of this Section 8.11 shall survive the Closing.

8.12 Confidentiality. Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreement between Parent and Purchaser, dated January 11, 2013 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate. Sellers acknowledge that from and after the Closing, all non-public information relating to the Business, including the Purchased Assets and the Assumed Liabilities, will be valuable and proprietary to Purchaser and its Affiliates. Sellers agree that, from and after the Closing, no Seller will, and Sellers will cause their Subsidiaries not to, disclose to any Person any non-public information relating to Purchaser and its Affiliates, or the Business, including the Purchased Assets, and the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.12. Each party acknowledges and agrees that the remedies at law for any breach of this Section 8.12 are inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, each party acknowledges and agrees that upon any breach by it of the terms and conditions of this Section 8.12, the other party will be entitled to seek immediate injunctive relief and to seek an order restraining any threatened or future breach from any court of competent jurisdiction. The provisions of this Section 8.12 will survive the Closing.

8.13 Plant Closings. Sellers have ceased production at the Plants and, prior to the Closing Date, will clean and sanitize such Plants and the Purchased Assets located there in accordance with accepted industry practices, will ready such Plants and

Purchased Assets for ongoing maintenance and preservation without production until the Closing. Sellers will keep and turn over to Purchaser updated equipment maintenance records and other documentation of the cleaning and other work performed customary for such activities.

8.14 Employee Matters. Sellers have terminated the employment of all Employees of the Business located at the Plants and the Depots, other than any such Employees necessary for purposes of providing the cleaning and other Plant closing activities at such Plants provided for in Section 8.13. Sellers shall terminate the employment of such other Employees of the Business prior to the Closing. Sellers will retain and be solely responsible for all Liabilities that relate to any Employee’s employment with any Seller Entity and, if applicable, their termination of employment from any Seller Entity, including all such Liability arising under the WARN Act, any CBAs, the Employee Benefit Plans or the Multiemployer Plans or otherwise and including any such Liabilities to Employees arising from the effect of, or in any way related to, the sale of the Purchased Assets on Employees. Without limiting the generality of the foregoing, Purchaser will have no Liability whatsoever under the WARN Act based on actions taken at or before the Closing, any CBA, the Employee Benefit Plans or the Multiemployer Plans (including for unpaid contributions or withdrawal Liability in connection with any of the forgoing whether such Liability arises before or after the Closing), nor will Purchaser become a participating employer in, or make contributions to, any such Employee Benefit Plans or the Multiemployer Plans. Purchaser will have no obligation to employ or to consider employing any Employee on or after the Closing. If any Employees are hired by Purchaser, Purchaser will not be obligated to provide any particular level of compensation or benefits to such Employees except as Purchaser may otherwise agree.

IX. CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Sellers contained in this Agreement that are not qualified by materiality or Seller Material Adverse Effect shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Sellers contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the forgoing effect;

(c) the Sale Order Condition shall be satisfied in full on and as of the Closing Date;

(d) all waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law shall have expired or otherwise been terminated, without the imposition of or any requirement that Parent, Purchaser or any of their Affiliates agree to any Antitrust Condition;

(e) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2; and

(f) There shall not be pending any Legal Proceedings of the types described in Section 5.8 that have or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect and that could reasonably be expected to adversely affect Purchaser’s ability to conduct the Business after the Closing or the ownership or use by Purchaser of the Purchased Assets in the operation of the Business after the Closing.

9.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent and Purchaser contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and the representations and warranties of Parent and Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date and Sellers shall have received a certificate signed by an authorized officer of each of Parent and Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent or Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Parent and Purchaser, dated the Closing Date, to the foregoing effect;

(c) the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not stayed and shall not have been reversed;

(d) all waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and any other applicable Antitrust Law shall have expired or otherwise been terminated; and

(e) Purchaser shall have delivered, or Parent shall have caused to be delivered, to Sellers all of the items set forth in Section 4.3.

9.3 Conditions Precedent to Obligations of Parent, Purchaser and Sellers. The respective obligations of Parent, Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b) the Bankruptcy Court shall have entered the Bidding Procedures Order.

9.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

X. TAXES

10.1 Transfer Taxes. All documentary, stamp, transfer, motor vehicle registration, sales, use, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne 50% by Purchaser and 50% by Sellers, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. Sellers and Purchaser will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other party. Notwithstanding anything contained in this Agreement to the contrary, any Transfer Taxes arising from Purchaser’s failure to provide to Sellers valid completed exemption certificates and other instruments, to obtain any documentation or to complete any registration necessary to qualify for any exemption from the imposition of, or refund or reduction of, Transfer Taxes will be borne 100% by Purchaser.

10.2 Purchase Price Allocation.

(a) As promptly as practicable after the Closing Date, but no later than 90 days thereafter, Purchaser will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and among the Purchased Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”). Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 10.2(a), the Proposed Allocation Schedule will be conclusive and binding on all parties and will become the “Final Allocation Statement”. If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Purchaser receives the Allocation Notice of Objection, Purchaser and Sellers will use their commercially reasonable efforts to agree on the allocations. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, internationally-recognized accounting firm mutually agreeable to Purchaser and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The fees and expenses of such accounting firm will be apportioned among Sellers and Purchaser equally.

(b) Sellers and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such allocation as determined pursuant to this Section 10.2. Neither Sellers nor Purchaser will take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

10.3 Certain Periodic Non-Income Taxes. (a) With respect to any real or personal property or other periodic Taxes not based on income or receipts (“Periodic Non-Income Taxes”) that are assessed on, or in respect of, the Purchased Assets and attributable to any period that begins after the Closing Date, if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, Purchaser will pay to such Seller the amount of such Periodic Non-Income Taxes paid by Seller. With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period that ends on or prior to the Closing Date, if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Purchaser the amount of such Periodic Non-Income

Taxes paid by Purchaser, but only to the extent such amount was not taken into account to determine any amount otherwise payable to such Seller under any other provision of this Agreement.

(b) With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period which includes but does not end on the Closing Date (a “Straddle Period”): (i) if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, Purchaser will pay to such Seller the amount of such Periodic Non-Income Taxes paid by such Seller that are attributable to the portion of such Straddle Period beginning after the Closing Date (the “Post-Closing Straddle Period”); and (ii) if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser that are attributable to the portion of such Straddle Period up to and including the Closing Date (the “Pre-Closing Straddle Period”), but only to the extent such amount was not taken into account to determine any amount otherwise payable to such Seller under any other provision of this Agreement. For purposes of this Section 10.3(b), the amount of Periodic Non-Income Taxes attributable to a Pre-Closing Straddle Period will be based upon the ratio of the number of days in the Pre-Closing Straddle Period to the total number of days in the Straddle Period, and the amount of Periodic Non-Income Taxes attributable to a Post-Closing Straddle Period will be based upon the ratio of the number of days in the Post-Closing Straddle Period to the total number of days in the Straddle Period.

(c) The party that has the primary obligation to do so under applicable Law will timely pay to the applicable Governmental Body any Periodic Non-Income taxes covered by this Section 10.3.

10.4 Cooperation and Audits. Purchaser, its Affiliates and Sellers will cooperate fully with each other regarding Tax matters (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

XI. MISCELLANEOUS

11.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the parties will have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder, and each party hereto will be liable to the other after the Closing for any breach thereof.

11.2 Expenses. Each of Sellers, Parent and Purchaser will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby. Without limiting the foregoing, Parent will pay the filing fee required by Law to be paid by Parent and Purchaser in connection with the HSR Act filing contemplated by Section 8.4(a).

11.3 Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto will be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.3 will be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement.

11.4 Submission to Jurisdiction; Consent to Service of Process. (a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 11.8 hereof; provided, however, that if the Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8; provided, however, that such service will not be effective until the actual receipt thereof by the party being served.

11.5 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

11.8 Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

Hostess Brands, Inc.
12 East Armour Boulevard
Kansas City, MO 64111

Facsimile:	(816) 502-4138
Attention:	Jolyn Sebree

With a copy (which will not constitute notice) to:

Jones Day
222 East 41st Street
New York, NY 10017
Facsimile:	(212) 755-7306
Attention:	Robert A. Profusek
John K. Kane

If to Purchaser or Parent, to:

Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757
Facsimile:	(229) 225-5426
Attention:	Stephen R. Avera, Esq.

With copies (which will not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree St., Suite 2800
Atlanta, GA 30309-4528
Facsimile:	(404) 541-3307
Attention:	Todd C. Meyers

11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers, Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be void, provided, however, that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more wholly-owned subsidiaries formed by it prior to the Closing and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court. No assignment of any obligations hereunder will relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers, Parent or Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the parties to this Agreement will have any liability for any obligations or liabilities of Sellers, Purchaser or Parent, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.12 Representation of Sellers and their Affiliates. Parent acknowledges that it was aware that Perella Weinberg Partners and Jones Day are, respectively, the financial and legal advisors to Sellers in connection with this Agreement and the transactions contemplated hereby and, on behalf of itself and its Affiliates, consents thereto and to their continued representation of Sellers in connection with the transactions contemplated hereby.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of January 11, 2013.

PARENT:

FLOWERS FOODS, INC.

By:	/s/ Stephen R. Avera
	Name:	Stephen R. Avera
	Title:	Executive Vice President

PURCHASER:

FBC GEORGIA, LLC

By:	/s/ A. Ryals McMullian, Jr.
	Name:	A. Ryals McMullian, Jr.
	Title:	Manager

COMPANY:

HOSTESS BRANDS, INC.

By:	/s/ Gregory F. Rayburn
	Name:	Gregory F. Rayburn
	Title:	Chief Executive Officer

OTHER SELLERS

INTERSTATE BRANDS CORPORATION

By:	/s/ Gregory F. Rayburn
	Name:	Gregory F. Rayburn
	Title:	Chief Executive Officer and President

IBC SALES CORPORATION

By:	/s/ Gregory F. Rayburn
	Name:	Gregory F. Rayburn
	Title:	Chief Executive Officer and President